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EXHIBIT 10.7

MANUFACTURING LINE AGREEMENT

        This Manufacturing Line Agreement is entered into as of January 17, 2006, between Ascent Solar Technologies, Inc., a Delaware corporation ("AST"), and ITN Energy Systems, Inc., a Colorado corporation ("ITN").

RECITALS

        WHEREAS, ITN has key expertise for designing and building a line for the manufacture of PV modules that use a highly efficient thin-film copper-indium-gallium-diselenide material ("CIGS PV") absorbing layer.

        WHEREAS, AST has been organized to engage in the business of manufacturing CIGS PV modules in commercial quantities and to commercialize the CIGS technology for the space and near-space markets.

        WHEREAS, AST desires that ITN design and build for AST a manufacturing line for AST's flexible solar copper-indium-gallium-diselenide ("CIGS") photovoltaic modules business with a total capacity of 500 kW per shift per year on a turnkey basis (the "Project").

        WHEREAS, ITN is willing to design and build the Project for AST in three phases, all as hereinafter set forth.

        ACCORDINGLY, the parties hereto do hereby agree as follows:

        1.    Scope of Work.    The scope of work for the Project is divided into three phases and is set forth on Exhibit A attached hereto. The parties intend to provide a more specific scope of the work to be performed for Phases 2 and 3 after completion of Phase 1.

        2.    Term.    Subject to the provisions set forth herein, the term of this Agreement shall commence on the date first set forth above and shall continue until the Project has been completed to AST's commercially reasonable satisfaction.

        3.    Place of Performance.    Work hereunder shall be performed at 8120-8130 Shaffer Parkway, Littleton, Colorado or such other locations as mutually agreed upon by the parties.

        4.    Fees.

        a.     ITN shall be paid its cost plus a fee (as set forth in the next sentence) for the work performed hereunder. In calculating such cost plus a fee, the parties agree to use the then current provisional rates proposed by ITN and approved by the Defense Contract Audit Agency, as adjusted annually. The current budget for the Phase 1 activities is $200,000 with a six month performance period.

        b.     AST shall reimburse ITN for all materials and equipment purchased by ITN on AST's behalf within 30 days of ITN's request for reimbursement which shall include proper documentation of such purchases.

        5.    Audit.    ITN shall prepare and maintain accounting records in support of all amounts billed to AST hereunder. ITN's files and records relating to performance of this Agreement and billing therefore shall be subject to audit by ITN at all times during the course of the Project and for a period of one year thereafter. Such audit, examination or access shall be performed during business hours on business days upon prior written notice.

        6.    Inspection and Acceptance.

        a.     AST may inspect all work at any time during ITN's business hours upon reasonable prior notice. ITN shall provide all information and assistance necessary for safe and convenient inspection without additional charge.

        b.     No such inspection shall relieve ITN of its obligations to furnish all work in accordance with the requirements of this Agreement.

        c.     ITN shall not re-tender rejected work without disclosing the corrective action taken.

        7.    Insurance.    During the term of this Agreement, ITN shall provide and maintain at its own expense the following insurance with corresponding limits of liability:

Insurance	Limits of Liability
Workmen's Compensation	Statutory
Commercial General Liability	$1,000,000

ITN agrees to provide AST with a certificate of insurance evidencing the coverages required above and stating the policy numbers and inception and expiration dates of all policies. ITN shall further provide certificates of insurance evidencing renewal or replacement policies for any policies which expire during the term of the Agreement.

        8.    Warranty.    ITN hereby warrants that: (i) the work will be performed in a professional and workmanlike manner and that none of such work or any part of this Agreement is or will be inconsistent with any obligation ITN may have to others; and (ii) all work furnished pursuant to this Agreement will conform to the specifications provided by ITN in connection with the Project. This warranty shall commence upon substantial completion of the Project and AST's acceptance of the work and extend for a period equal to one (1) year or in the case of work manufactured by others, the manufacturer's warranty period. If any non-conformity with the work appears during the warranty period, ITN, at ITN's option, shall promptly repair or replace, or re-perform the work at ITN's expense. ITN MAKES NO OTHER WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF ACCOMPLISHMENT OF THE INTENDED RESULT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE WORK PERFORMED BY ITN HEREUNDER.

        9.    Indemnification; Limitation of Liability.    ITN shall indemnify, defend and hold harmless AST from all claims, losses and expenses (including but not limited to reasonable attorneys' fees) arising out of the performance by ITN or its agents, employees or independent contractors of the work to be performed hereunder, provided such claim, loss or expense is attributable to bodily injury, death or property damage (other than to the Project itself), but only to the extent caused by the negligent acts or omissions of ITN, its agents, employees or independent contractors. IN NO EVENT SHALL EITHER AST OR ITN, THEIR EMPLOYEES, DIRECTORS, OFFICERS, SHAREHOLDERS OR AGENTS BE LIABLE FOR LOSS OF PROFITS OR ANY OTHER SPECIAL, INDIRECT, EXEMPLARY OR CONSEQUENTIAL DAMAGE, HOWEVER CAUSED.

        10.    Disputes.

        a.     Any controversy or claim arising out of or relating to this Agreement or its breach, shall only be settled in accordance with the following sequence of dispute resolution procedures.

        b.    Good Faith Negotiation.    Except for the right of either party to apply at any time to a court of competent jurisdiction for injunctive relief, which rights are expressly reserved, in the event of any disputes between the parties, in connection with or arising out of the existence, validity, construction, performance, breach or termination of this Agreement, the parties shall promptly notify each other and meet, negotiate in good faith, and attempt to amicably resolve such disputes.

        c.    Mediation.    If the parties, within twenty (20) days, are unable to resolve the disputes themselves, unless the parties shall agree otherwise, they will submit the dispute to non-binding mediation conducted by the American Arbitration Association ("AAA") or any other mutually acceptable alternate dispute resolution organization in Denver, Colorado. Each party shall bear its own expenses but those related to the compensation of the mediator shall be borne equally. The parties, their representatives, other participants and the mediator shall hold the existence, content and result of mediation in confidence. If the Dispute is not resolved through mediation, claims may be brought in a state or federal court of competent jurisdiction or resolved through binding arbitration.

        d.    Arbitration.    If either party elects to submit a dispute to arbitration, the arbitration shall be binding and be conducted in accordance with the applicable Rules of the AAA except as modified herein. The party desiring arbitration shall deliver written notice of demand for arbitration to the other party within a reasonable time after the controversy or claim arises, but in no event after the date when institution of legal or equitable proceedings based on such controversy or claim would be barred by the applicable statute of limitations. The arbitration shall he heard before a single neutral arbitrator appointed by mutual agreement of the parties. If the parties cannot agree upon a single arbitrator within ten (10) days of the referral of the dispute to arbitration, each party shall choose one arbitrator who shall sit on a three-member arbitration panel. The two arbitrators so chosen shall within ten (10) days select a third arbitrator. The arbitrator(s) shall be knowledgeable in commercial contract matters, and shall not have any substantial business or financial relationships either party. Such arbitration shall take place in the Denver, Colorado. In the event of a conflict between the Rules of the AAA and this provision, this provision shall govern. Each party shall bear its own expenses in connection with the preparation and presentation of its case at the arbitration proceedings. Any court having competent jurisdiction may enter judgment on the final arbitration award.

        e.    Continued Work and Payment Obligations.    In the event of' a good-faith dispute regarding the payment of any amount hereunder, ITN shall remain obligated to and shall, at AST's option, continue to perform the work under the Agreement other than that specific portion of the work from which the dispute arises, provided that AST shall pay all undisputed amounts hereunder as the same shall become due.

        11.    Termination.

        a.     This Agreement shall commence on the date it is signed by AST and shall remain in full force and effect until the earlier of (a) the conclusion of the warranty period defined in Section 8 above, or (b) earlier termination, as provided below.

        b.     If either party shall at any time commit any material breach of any covenant or warranty under this Agreement and shall fail to cure same within thirty (30) days following written notice thereof, the non-breaching party may terminate this Agreement, in whole or in part.

        c.     This Agreement shall automatically terminate in the event AST is unsuccessful in its proposed public offering.

        d.     If this Agreement is terminated pursuant to this Section 11 after ITN has commenced any work hereunder, ITN will be paid for any and all work accepted by AST, and reasonable charges that resulted from the termination. ITN shall not be paid for any work performed or costs incurred which reasonably could have been avoided.

        12.    Miscellaneous.

        a.    Modification, Waiver and Severability.    This Agreement may not be modified or supplemented except by written instrument signed by both parties. No waiver of any default or breach of any agreement or provision herein shall be deemed a waiver of any other default or breach thereof or of any other agreement or provision herein. If any portion of this Agreement is declared void and/or unenforceable, such portion shall be deemed severed from this Agreement which shall otherwise remain in full force and effect.

        b.    Assignment.    Notwithstanding anything herein to the contrary, this Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by either party without the prior written consent of the other party, except that AST may make such assignment to a wholly owned subsidiary and ITN may make such assignment to an affiliate (though ITN shall remain liable for its affiliate's performance).

        c.    Governing Law.    This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Colorado, without regard to the choice of law provisions thereof.

        d.    Notices.    All notices under this Agreement shall be in writing and shall be given to the parties thereto by personal service (including receipted confirmed facsimile), or by certified or registered mail, return receipt requested, or by recognized overnight courier service, to the individuals at the addresses set forth below. All notices shall be deemed given upon the actual receipt thereof.

        AST's designated Representative:

Name:	Matthew Foster
Address:	8120 Shaffer Parkway Littleton, CO 80127-4107
Phone:	303-285-1738
Fax:	303-858-1225
E-mail:

        ITN's designated Representative:

Name:	Mohan Misra
Address:	8130 Shaffer Parkway Littleton, CO 80127-4107
Phone:	303-285-5139
Fax	303-285-5177
E-mail:	mmisra@itnes.com

        f.    Entire Agreement.    This Agreement is the entire Agreement between the parties with respect to the matters covered by it and supersedes any prior understanding or agreements, oral or written, with respect thereto.

        g.    Counterparts.    This Agreement may be executed counterparts or by facsimile signatures, all of which taken together shall constitute one and the same Agreement.

        h.    Force Majeure.    Neither party shall be liable to the other for failure to perform its obligations hereunder to the extent such failure results from causes beyond its reasonable control, including strikes, climatic conditions, acts of God, governmental laws, regulations, orders or requirements, interruptions of power or unavailability of equipment or supplies.

        i.    Relationship.    Nothing in this Agreement shall be construed to make ITN or any of its employees or agents an employee, agent, or representative of AST. ITN shall be an independent contractor and shall have responsibility for and control over the details and means of performing the work described.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

ITN Energy Systems, Inc.
By:	/s/ Mohan Misra Mohan Misra, President
Ascent Solar Technologies, Inc.
By:	/s/ Matthew Foster Matthew Foster, President

EXHIBIT A

Phase 1—design and development of process and utility equipments.

Activity 1—Process flow schematics.

        Design and prepare the process flow steps clearly indicating the critical process cycle.

Activity 2—Process flow specifications.

        Provision of complete process flow specifications for each step of the process (as per activity 1) clearly indicating the process parameters required for high out, high efficiency modules.

Activity 3—Specifications of process tools.

        Design and development of process tools for various process steps (as per activity 1 & 2).

Activity 4—Specifications of Utilities and process space.

        Design and development of specifications for required utility equipments and building space along with complete electrical power requirement for process and utility tools.

Activity 5—Specifications of QC and product reliability tools.

        Preparation of complete specifications of Quality Control and product reliability tools and also identifying the vendors for supply of the equipements.

Activity 6—Production plant layouts.

        Preparation of equipment layout keeping in view of ISO 9001 requirements for efficient material flow across the production floor. The production plant layouts will be prepared in accordance with the available building space at 8120, Shaffer parkway, Littleton, Colorado 80127.

Activity 7—Preliminary manufacturing engineering drawings and vendor identification for all the process tools.

        Preparation of preliminary manufacturing design drawings of all the process tools along with list of probable suppliers/ vendors—for verification and comments by Ascent Solar.

Activity 8—Final manufacturing engineering drawings

        Preparation and submission of manufacturing engineering design drawings for all the process tools incorporating the modifications and comments by Ascent Solar.

        b.    Phase 2—Procurement of Process and Utility equipements.

Activity 1—Building modifications.

        Carry out existing building modifications as per the equipment layout in Phase 1

Activity 2—Procurement.

        Placement of orders for all the process, utility and Quality Controls equipments.

Activity 3—Inspection of equipments.

        Inspection of all the equipments before delivery at vendor's site for qualification.

Activity 4—Installation and Integration.

        Inspect, install and integrate all the process equipments as per the layout in Phase 1.

Activity 5—Set up QC and product reliability lab.

        Install all the QC, product reliability equipments as per the layout in Phase 1.

Activity 6—Documentation

        Prepare all the process documentation (Production, maintenance, safety, etc) including displays at all locations as per ISO 9001

Phase 3—Training and initial startup.

Activity 1—Training.

        Carry out training to all process operators and lab technicians in accordance with the set process data.

Activity 2—Initial processes start up.

        Prepare all the process machinery for initial start up and start trial production runs as per the set guidelines by Technology team.

Activity 3—Product baseline.

        Start first batch production involving limited number of modules and characterize for set quality parameters and efficiencies.

Activity 4—Process and product optimization.

        Carry out process and product optimization based on the results from base line production as above.

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MANUFACTURING LINE AGREEMENT
RECITALS
EXHIBIT A